UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/25/2007

NewMarket Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  1-32190

Virginia	20-0812170
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

330 South Fourth Street, Richmond, VA 23219
(Address of principal executive offices, including zip code)

804-788-5000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 25, 2007, the Board of Directors of NewMarket Corporation, (the "Company") amended its Bylaws as follows: (i) Article V, Section 1 to permit the issuance of uncertificated shares and (ii) Article V, Section 3 to address the transfer of uncertificated shares. In addition, the Board of Directors amended its Bylaws (i) to make conforming changes to Article III, Section 4 to allow the Compensation Committee to fix its own rules of procedure and to provide that a majority of the Committee members constitute a quorum, (ii) to make conforming changes to Article III, Section 5 to set procedures to fill vacancies on the Audit Committee, and (ii) to make other non-substantive language and technical edits.

The foregoing is a brief description of the amendments to the Company's Bylaws and is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws. This description should be read in conjunction with the Company's Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01.    Other Events

On October 26, 2007, the Company issued a press release reporting that its Board of Directors had authorized the repurchase of up to $50 million of the Company's outstanding common stock until December 31, 2009. The press release, issued by the Company on October 26, is attached hereto as Exhibit 99.1 and incorporated herein by reference.

On October 26, 2007, the Company issued a press release reporting that the Company's Board of Directors had declared a dividend of 20 cents per share of the Company's common stock, payable on January 1, 2008 to the Company's shareholders of record as of December 14, 2007. This represents an increase of 7.5 cents per share over the previously paid dividend. A copy of this press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

      3.1 NewMarket Corporation Bylaws Amended and Restated, effective October 25, 2007.

    99.1 Press release issued by the Company on October 26, 2007.

    99.2 Press release issued by the Company on October 26, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewMarket Corporation

Date: October 26, 2007	By:	/s/ David A. Fiorenza
David A. Fiorenza
Vice President and Treasurer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release issued by the Company on October 26, 2007.
EX-99.2	Press Release issued by the Company on October 26, 2007.
EX-3.1	Amended Bylaws of the Company.